Exhibit (j)
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS’ CONSENT
We consent to the incorporation by reference in this Post-Effective Amendment No. 51 to Registration Statement No. 333-61366 of Pacific Funds on Form N-1A of our report dated May 23, 2006 appearing in the Annual Report of Pacific Funds, comprised of the Portfolio Optimization Funds (PF Optimization Model A, PF Optimization Model B, PF Optimization Model C, PF Optimization Model D, and PF Optimization Model E) (collectively the “Portfolio Optimization Funds”), and the PF Goldman Sachs Short Duration Bond Fund, PF Janus Growth LT Fund, PF Lazard Mid-Cap Value Fund, PF Lazard International Value Fund, PF Loomis Sayles Large-Cap Growth Fund (formerly the PF Aim Blue Chip Fund), PF MFS International Large-Cap Fund, PF NB Fasciano Small Equity Fund (formerly the PF Aim Aggressive Growth Fund), PF Oppenheimer Main Street Core Fund, PF Oppenheimer Emerging Markets Fund, PF PIMCO Managed Bond Fund, PF PIMCO Inflation Managed Fund, PF Pacific Life Money Market Fund, PF Salomon Brothers Large-Cap Value Fund, PF Van Kampen Comstock Fund, PF Van Kampen Mid-Cap Growth Fund, and PF Van Kampen Real Estate Fund (collectively the “Funds”) for the year ended March 31, 2006, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, all of which are a part of such Registration Statement.
Deloitte & Touche LLP
Philadelphia, Pennsylvania
December 28, 2006